Exhibit 10.46 DYNAVAX DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Dr. Zbigniew Janowicz Millrather Weg 74 40699 Erkratl Germany

February 05, 2008

Management Service Contract dated May 1, 2006

Dear Zbigniew,

Subject to your discussion with Cecilia Vitug on Monday, February 4, 2008, and valid as of January 1, 2008, the above-mentioned contract will be changed as follows:

Art. 3 (1) now reads:

The managing Director and Chief Executive Officer of the Company will be entitled to a fixed gross annual salary in the amount of € 244,800 - to be paid in arrears in twelve equal monthly installments. This represents a 2% increase to your annual base salary.

Art. 3 (2) now reads:

Effective January 1, 2008, your variable remuneration (Annual Target Incentive Cash Bonus) – is approved at 50% of your annual base salary. This means your target incentive cash bonus may be up to € 122,400 and payment will be measured against the achievement of:

·	40% towards the Dynavax corporate goals, and

·	60% towards the Dynavax Europe goals.

With regards to your 2007 goals, your annual cash bonus payout will be € 59,560 based on 90% achievement of our corporate goals and 66% achievement of the Dynavax Europe goals.

Subject to approval, you will be granted an option to purchase 25,000 shares of Common Stock of the Company at the then fair market value of the Common Stock. Such option will best in equal annual installments over four years on each anniversary date of the vesting commencement date.

We kindly ask you to return one copy of this letter duly signed by you in case of your agreement to the changes.

Sincerely, /s/ Dino Dina

Dino Dina, M.D. President and Chief Executive Officer Dynavax Technologies

Agreed:	February 10, 2008	/s/ Zbigniew Janowicz
	Date	Dr. Zbigniew Janowicz